     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1997
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                                NEORX CORPORATION
             (Exact name of registrant as specified in its charter)

      WASHINGTON                                        91-1261311
(State of Incorporation)                 (I.R.S. Employer Identification Number)

                            410 WEST HARRISON STREET
                            SEATTLE, WASHINGTON 98119
                                 (206) 281-7001
   (Address and telephone number of registrant's principal executive offices)

                               RICHARD L. ANDERSON
                              SENIOR VICE PRESIDENT
                CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER
                            410 WEST HARRISON STREET
                            SEATTLE, WASHINGTON 98119
                                 (206) 281-7001
            (Name, address and telephone number of agent for service)

                            -------------------------

                                   Copies to:
                                Stephen A. McKeon
                                Patrick J. Devine
                                  Perkins Coie
                          1201 Third Avenue, 40th Floor
                         Seattle, Washington 98101-3099
                                 (206) 583-8888

                            -------------------------

        Approximate date of commencement of proposed sale to the public:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            -------------------------

         If the only Securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           -------------------------

                         CALCULATION OF REGISTRATION FEE
=================================================================================================
                                           PROPOSED MAXIMUM   PROPOSED MAXIMUM
 TITLE OF SECURITIES TO      AMOUNT TO BE   OFFERING PRICE   AGGREGATE OFFERING     AMOUNT OF
      BE REGISTERED           REGISTERED     PER UNIT (1)         PRICE (1)      REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common Stock, $.02 par
value per share............   3,303,027(2)     $4.25            $14,037,865          $4,254
=================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Convertible Preferred Stock described herein and payment of dividends thereon pursuant to the provisions thereof regarding determination of the applicable conversion price and dividend rate.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, dated April 14, 1997
PROSPECTUS
                        3,303,027 SHARES OF COMMON STOCK
                                       OF
                                NEORX CORPORATION

         This Prospectus relates to up to 3,303,027 shares (the "Shares") of Common Stock, $.02 par value per share (the "Common Stock"), of NeoRx Corporation (the "Company" or "NeoRx"). The Shares may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time in transactions in the over-the-counter market through the Nasdaq National Market ("Nasdaq"), in privately negotiated transactions, through the writing of options on the Shares, or otherwise, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution."

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and certain expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         All the Shares were "restricted securities" under the Securities Act prior to their registration hereunder. The Company sold 120,000 shares of Series 3 Convertible Preferred Stock, $.02 par value per share (the "Series 3 Preferred Stock"), to the Selling Shareholders in private transactions on March 31 and April 1, 1997. The shares of Common Stock issuable upon conversion of the Series 3 Preferred Stock, as well as shares of Common Stock payable as dividends upon the Series 3 Preferred Stock, constitute the Shares being registered hereunder. The shares of Common Stock offered by the Selling Shareholders hereby include such presently indeterminate number of shares as may be issued on conversion of or in payment of dividends on the Series 3 Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price and dividend rate. The actual number of shares of Common Stock issued or issuable upon the conversion of the Series 3 Preferred Stock and the payment of dividends thereon is subject to adjustment depending on factors which cannot be predicted by the Company at this time, including among others, the future market price of the Common Stock. This Prospectus has been prepared so that future sales of the Shares will not be restricted under the Securities Act. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholders."

         The Common Stock is quoted on Nasdaq under the symbol "NERX." On April 10, 1997, the closing sales price for the Common Stock as reported on Nasdaq was $4.38 per share.

                           --------------------------

       THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE
                      "RISK FACTORS" BEGINNING ON PAGE 3.

                           --------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                           --------------------------

                 The date of this Prospectus is April 14, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. (450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549) and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Company is an electronic filer and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is "http://www.sec.gov". The Company's reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the Commission's rules and regulations. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto. The statements in this Prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated herein by reference, a copy of which is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to NeoRx Corporation, 410 West Harrison Street, Seattle, Washington 98119, Attention: Investor Relations.

         The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (2) Current report on Form 8-K filed with the Commission on April 11, 1997; and

         (3) The description of the capital stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 21, 1988.

         All documents filed with the Commission by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

                           --------------------------

         The Company's principal offices are located at 410 West Harrison Street, Seattle, Washington 98119, and its telephone number is (206) 281-7001.

                                  RISK FACTORS

         Prospective purchasers should carefully consider the risk factors set forth below as well as the other information set forth in this Prospectus before purchasing the Shares offered hereby. These risk factors could cause the Company's actual results to differ materially from those expressed in the Company's forward-looking statements in this report and presented elsewhere by the Company's management from time to time.

EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

         To date, substantially all of the Company's revenues have consisted of payments received under agreements with corporate partners and from government research contracts, none of which provide for material future funding. The Company has received no revenues to date from product sales and does not expect to seek United States regulatory approval for sales of its cancer and anti-restenosis treatment products before the year 2000. Royalties from sales by the DuPont Merck Pharmaceutical Company ("DuPont Merck") of the VERLUMA(TM) small cell lung cancer imaging kit began in 1997. The Company's current research and development activities are focused primarily on its proposed therapeutic products, which are in an early stage of development. In preclinical studies the Company's pretargeting technology has shown promise for the treatment of cancer tumors in animals. Results obtained in preclinical studies are not necessarily indicative of results that will be obtained in human clinical trials.

         The Company will require collaborative partners to assist in developing its potential products, and there can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future. In addition, the Company's potential products will require significant additional research and development and extensive clinical testing prior to commercial use.

         There can be no assurance that these potential products will be successfully developed into drugs that can be administered to humans or that any such drugs or related therapies will prove to be safe and effective in clinical trials or cost-effective to manufacture. Further, these potential products may prove to have undesirable and unintended side effects that may prevent or limit their commercial use.

HISTORY OF LOSSES; NEED FOR ADDITIONAL FUNDS

         The Company has been unprofitable since inception and expects to incur additional operating losses over the next several years. These operating losses may fluctuate from period to period. The Company's existing capital resources and interest income thereon are currently expected to be sufficient to fund the Company's operations until early 1999. The Company's actual expenditures will depend on numerous factors, including results of research and development activities, clinical trials, the levels of resources that the Company devotes to establishing and expanding marketing and manufacturing capabilities, competitive and technological developments and the timing and cost of relationships with parties to collaborative agreements. The Company will require substantial additional funds to complete the development of its therapeutic products. Adequate funds for these purposes, whether through additional financings, collaborative arrangements with corporate sponsors or other sources, may not be available when needed or on terms favorable to the Company. If funds are raised by issuing equity securities, purchasers of the Shares issued hereunder may suffer immediate and substantial dilution.

DEPENDENCE ON SUPPLIERS

         The Company depends on the timely delivery from suppliers of certain materials and services. In connection with its research, preclinical studies and clinical trials, the Company has periodically experienced interruption in the supply of monoclonal antibodies, including the 1990 loss of its former sole supplier of the antibody used in its cancer-imaging products. Interruptions in these and other supplies could occur in the future. The Company will need to develop sources for commercial quantities of yttrium-90, the radionuclide used in its proposed cancer-therapeutic products, and for the antibody, streptavidin and clearing agent used in the AVICIDIN(R) cancer therapy agent. The catheter used to deliver the Company's proposed anti-restenosis products has not yet been approved for sale by the Food and Drug Administration (the "FDA"); commercial use of the catheter depends on receiving such approval. In addition, the Company depends on the supply of the catheter from its manufacturer, and there can be no assurance that the manufacturer will provide a timely and adequate supply of catheters to the Company. Any failure by the manufacturer to timely and adequately supply catheters would have a material adverse effect on the Company's ability to commercialize these products. Also, the drug used in the atherosclerosis clinical trial to raise activated TGF(beta) levels is dependent on a third party both for supply and for agreement to continue testing and commercialization after Phase I.

DEPENDENCE ON OTHERS FOR COMMERCIAL MANUFACTURING AND MARKETING

         The Company has no manufacturing facilities for commercial production of its products under development. The Company also has no experience in sales, marketing or distribution. The Company's strategy for commercialization of its products requires entering into various arrangements with corporate collaborators, licensors, licensees and others to manufacture, distribute and market its products. The Company will depend on the success of these outside parties in performing their responsibilities. Although the Company believes that parties to its existing and any future arrangements will have an economic motivation to successfully perform their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the Company's control. There can be no assurance that such parties will perform their obligations as expected, that the Company will derive any revenues from such arrangements or that the Company's reliance on others for manufacturing products will not result in unforeseen problems with product supply. The Company entered into agreements with Boehringer Ingelheim International GmbH ("Boehringer Ingelheim") and DuPont Merck under which Boehringer Ingelheim has worldwide manufacturing rights and non-North American marketing rights and DuPont Merck has exclusive North American marketing rights to the Company's VERLUMA small cell lung cancer imaging product. The Company has entered into an agreement granting Schwarz Pharma AG marketing rights in North America and Europe to NeoRx's proposed BIOSTENT(TM) product for treatment of restenosis. The Company intends to seek collaborative partners to assist in developing, manufacturing and marketing its other therapeutic products under development. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future or that its current or future collaborative arrangements will be successful.

COMPETITION

         Cancer imaging and therapy, and cardiovascular disease product development is highly competitive. There are numerous competitors developing products to detect, stage or treat each of the diseases for which the Company is seeking to develop products. Some competitors have adopted product development strategies similar to the Company's approach of targeting cancer cells by linking radionuclides to monoclonal antibodies. Many emerging companies have corporate partnership arrangements with large, established companies to support research, development and commercialization efforts of products that may be competitive with those being developed by the Company. In addition, a number of established pharmaceutical and chemical companies are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with, or acquiring, companies with proprietary monoclonal antibody-based technology or other technologies applicable to the imaging or treatment of cancer and restenosis. Many major pharmaceutical companies, either alone or through collaboration with smaller companies, have active programs in anti-restenosis therapy. Moreover, metal stents are now being used after angioplasty to hold open the arteries by mechanical means. Several major pharmaceutical companies market a drug from the class of HMG CoA-reductase inhibitors that have been shown to reduce risk of heart attack. Many of the Company's existing or potential competitors have or have access to substantially greater financial, research and development, marketing and production resources than those of the Company and may be better equipped than the Company to develop, manufacture and market competing products. The Company's competitors already have, or may develop and introduce, products that are more effective than those of the Company or that would render the Company's technology and products under development less competitive, uneconomical or obsolete.

TECHNOLOGICAL UNCERTAINTIES REGARDING HUMAN IMMUNE RESPONSE TO FOREIGN PROTEINS

         The Company's AVICIDIN cancer therapy product, which is in Phase I/II clinical testing, currently uses a monoclonal antibody of murine (mouse) origin coupled to streptavidin, a protein of bacterial origin. These molecules appear as foreign proteins to the human immune system, which develops its own antibody in response. This "human anti-mouse antibody" ("HAMA") response, or the "human anti-streptavidin antibody" ("HASA") response, may limit the number of doses that may be safely or effectively administered to a patient, thereby limiting a product's efficacy. The Company believes that humanized antibodies may reduce HAMA and that modification of streptavidin may reduce HASA. Gene cloning technology permits splicing of human and murine antibody portions together, thereby yielding humanized molecules. Although the Company has produced a humanized version of the murine antibody used in the AVICIDIN agent and has initiated a collaboration to modify streptavidin, there can be no assurance that either would reduce the extent to which HAMA or HASA may limit the effectiveness of the Company's cancer-therapy products or that the Company will successfully commercialize products incorporating the humanized antibody.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

         The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions, and currently no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Products and processes important to the Company are subject to this uncertainty. Accordingly, there can be no assurance that the Company's patent applications will result in additional patents being issued or that, if issued, patents will afford protection against competitors with similar technology, nor can there be any assurance that any patents issued to the Company will not be infringed by or designed around by others or that others will not obtain patents that the Company would need to license or design around. Moreover, the technology applicable to the Company's products is developing rapidly. Research institutes, universities and biotechnology companies, including the Company's competitors, have filed applications for, or have been issued, numerous patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or relating to those of the Company. The scope and validity of such patents, the extent to which the Company may be required to obtain licenses thereunder or under other proprietary rights and the cost and availability of licenses are unknown. To the extent licenses are required, there can be no assurance that they will be available on commercially reasonable terms, if at all. The Company also relies on unpatented proprietary technology. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, that others will not otherwise gain access to the Company's proprietary technology, or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented proprietary technology.

DELAYS AND COSTS RESULTING FROM GOVERNMENTAL REGULATION

         The manufacture and marketing of the Company's proposed products and its research and development activities are subject to regulation for safety, efficacy and quality by numerous government authorities in the United States and other countries. Clinical trials, manufacturing and marketing of products are subject to the rigorous testing and approval processes of the FDA and equivalent foreign regulatory authorities. Clinical trials and regulatory approval can take a number of years to accomplish and require the expenditure of substantial resources. There can be no assurance that clinical trials will be started or completed successfully within any specified time period. Delays in approval can occur for a number of reasons, including the Company's failure to obtain necessary supplies of monoclonal antibodies or other materials or to obtain a sufficient number of available patients to support the claims necessary for regulatory approval. There can be no assurance that requisite FDA approvals will be obtained on a timely basis, if at all, or that any approvals granted will cover all the clinical indications for which the Company may seek approval. Delays or failure to obtain regulatory approval would adversely affect or prevent the marketing of other products developed by the Company and its ability to receive royalty or other product revenues. The manufacture and marketing of drugs are subject to continuing FDA review and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market. Marketing the Company's products abroad will require similar regulatory approvals and is subject to similar risks. In addition, the Company is unable to predict the extent of adverse governmental regulation that might arise from future U.S. or foreign government action.

RISK OF PRODUCT LIABILITY

         The testing, manufacturing, marketing and sale of human healthcare products under development by the Company entail an inherent risk that product liability claims will be asserted against the Company. Although the Company is insured against such risks up to a $10 million annual aggregate limit in connection with human clinical trials and commercial sales of its products under development, there can be no assurance that the Company's present product liability insurance is adequate. A product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company and may prevent the Company from obtaining adequate product liability insurance in the future on affordable terms. In addition, there can be no assurance that product liability coverage will continue to be available in sufficient amounts or at an acceptable cost.

UNCERTAINTY OF PHARMACEUTICAL PRICING, HEALTHCARE REFORM AND REIMBURSEMENT

         The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of government and third-party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. Even in the absence of statutory change, market forces are changing the healthcare sector. The Company cannot predict the effect healthcare reforms may have on its business, and there can be no assurance that any such reforms will not have a material adverse effect on the Company. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its products under development may be adversely affected. In addition, both in the United States and elsewhere, sales of prescription pharmaceuticals depend in part on the availability of reimbursement to the consumer from third-party payors, such as governmental and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to market, there can be no assurance that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

RELIANCE ON KEY PERSONNEL

         The Company's success will depend in part on the efforts of certain key scientists and management personnel. Because of the specialized nature of the Company's business, the Company's ability to maintain its competitive position will depend in part on its ability to attract and retain qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to hire sufficient qualified personnel on a timely basis or retain such personnel. The loss of key management or scientific personnel could have an adverse effect on the Company's business. The Company currently does not maintain key person insurance on any of its scientists or management personnel.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS; HAZARDOUS MATERIALS

         The Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in connection with its research and development activities and its manufacturing of clinical trial materials. Although the Company believes that it has complied with these laws and regulations in all material respects, there can be no assurance that it will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development and clinical manufacturing processes involve the controlled use of small amounts of hazardous and radioactive materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources.

POSSIBLE VOLATILITY OF THE PRICE OF THE COMMON STOCK

         The market price of the Common Stock may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, results and timing of clinical trials, sales by existing shareholders, regulatory approvals or developments relating to corporate alliances or patent or proprietary rights may have a significant impact on the market price of the Common Stock. In addition, general market price declines, volatility or share illiquidity in the future could adversely affect the market price of the Common Stock.

                                    DIVIDENDS

         The Company has never paid dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, under the terms of its $2.4375 Convertible Exchangeable Preferred Stock, Series 1 (the "Series 1 Preferred Stock")", its Series 2 Convertible Preferred Stock (the "Series 2 Preferred Stock")" and its Series 3 Preferred Stock, cash dividends on the Common Stock may not be paid unless full cumulative dividends on such preferred stock have been paid.

         If declared by the Company's Board of Directors, holders of Series 1 Preferred Stock are entitled to receive an annual cash dividend of $2.4375 per share, payable in semi-annual installments on June 1 and December 1. Dividends are cumulative. Holders of Series 2 Preferred Stock are entitled to receive a dividend of 8% per year of the "Stated Value" ($100 per share) on a cumulative basis. Dividends shall be paid in cash or Common Stock, at the Company's option. Holders of Series 3 Preferred Stock are entitled to receive a dividend of 7% per year of the "Stated Value" ($100 per share) on a cumulative basis. Dividends shall be paid in cash or Common Stock, at the Company's option.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at December 31, 1996, and as adjusted to give effect to the private sale of the Convertible Preferred Stock.

                                                                                          DECEMBER 31, 1996
                                                                                     ---------------------------
                                                                                        ACTUAL      AS ADJUSTED
                                                                                     ------------  -------------
                                                                                            (in thousands)
Noncurrent liabilities:
     9 3/4% Convertible Subordinated Debentures .............................        $   1,195         $   1,195
     Capital leases, less current portion ...................................               47                47
                                                                                     ---------         ---------
         Total noncurrent liabilities .......................................            1,242             1,242
                                                                                     ---------         ---------
Shareholders' equity:
     Series Preferred Stock, $.02 par value per share, 3,000,000 shares authorized:
         Convertible Exchangeable Preferred Stock, Series 1, 208,240 shares issued and outstanding,
         Convertible Preferred Stock, Series 2, 5,167 shares issued and outstanding, and
         Convertible Preferred Stock, Series 3, -0- and 120,000 shares issued
     and outstanding, respectively, as adjusted .............................                4                 6
     Common Stock, $.02 par value per share, 60,000,000 shares authorized,
     16,450,565 shares issued and outstanding(1) ............................              329               329
     Additional paid-in capital .............................................          140,789           152,256
     Accumulated deficit ....................................................         (124,043)         (124,043)
                                                                                     ---------         ---------
         Total shareholders' equity .........................................           17,079            28,548
                                                                                     ---------         ---------
                 Total capitalization .......................................        $  18,321         $  29,790
                                                                                     ---------         ---------

----------
(1) Does not include shares of Common Stock reserved as of March 31, 1997 as follows: (i) 1,033,727 shares reserved for issuance upon exercise of outstanding warrants; (ii) 3,093,458 shares reserved for issuance upon exercise of outstanding stock options; (iii) 46,318 shares reserved for issuance upon the conversion of the 9 3/4% Convertible Subordinated Debentures; (iv) 236,636 shares reserved for issuance upon conversion of the $2.4375 Convertible Exchangeable Preferred Stock, Series 1; (v) up to 128,543 shares reserved for issuance upon conversion of the Series 2 Convertible Preferred Stock; and (vi) up to 3,303,027 shares reserved for issuance upon conversion of and payment of dividends upon the Series 3 Convertible Preferred Stock.

                              SELLING SHAREHOLDERS

         The following table provides the names of the Selling Shareholders and the number of Shares being offered by each of them.

                                     SELLING SHAREHOLDERS                SHARES OFFERED(1)
                                     --------------------                -----------------
         GFL Advantage Fund Limited...............................   Up to 2,752,522 shares

         Grace Funding Partners, L.P..............................     Up to 550,505 shares

(1) The number of shares of Common Stock shown as offered by each Selling Shareholder represents the number of shares which the Company has initially agreed to register. The number of shares of Common Stock offered by the Selling Shareholders hereby include such presently indeterminate number of shares as may be issued on conversion of the Series 3 Preferred Stock and in payment of dividends thereon pursuant to the provisions thereof regarding determination of the applicable conversion price and the dividend calculation rate. The actual number of shares of Common Stock issued or issuable upon the conversion of the Series 3 Preferred Stock and the payment of dividends thereon is subject to adjustment depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock, the payment of dividends on the Series 3 Preferred Stock in cash and anti-dilution adjustments. Pursuant to the terms of the Series 3 Preferred Stock, the Series 3 Preferred Stock is convertible by each holder thereof and dividends are payable in Common Stock only to the extent that the number of shares of Common Stock then beneficially owned by such holder and its related persons (not including shares underlying unconverted shares of Series 3 Preferred Stock) would not exceed 4.9% of the then outstanding shares of Common Stock as determined in accordance with Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended. Accordingly, the number of shares of Common Stock set forth for such Selling Shareholder may exceed the actual number of shares of Common Stock that such Selling Shareholder could own beneficially at any given time through its ownership of the Series 3 Preferred Stock. See "Description of Capital Stock -- Series Preferred Stock." The number of shares noted as being offered by the Selling Shareholders is also subject to increase in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to Rule 416 under the Securities Act.

         After completion of this offering, none of the Selling Shareholders will own any shares of Common Stock, assuming all the Shares being offered are sold.

         No Selling Shareholder has held any position or office or has had any other material relationship with the Company or any of its affiliates within the past three years.

         The Company sold 120,000 shares of Series 3 Preferred Stock for $12 million to the Selling Shareholders in private transactions on March 31 and April 1, 1997. The Company anticipates that the net proceeds from the sale of such shares of Series 3 Preferred Stock will be used to fund research and development efforts, losses and working capital requirements relating to the development and commercialization of the Company's products and programs and for other general corporate purposes. The shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and shares of Common Stock payable as dividends upon the Convertible Preferred Stock constitute the Shares being registered hereunder.

         Each Selling Shareholder has represented to the Company that it purchased the Shares for its own account for investment only and not with a view towards the public sale or distribution thereof except pursuant to sales registered under the Securities Act. In recognition of the fact that such investors, even though purchasing the Shares for investment, may wish to be legally permitted to sell their Shares when they deem appropriate, the Company agreed with the Selling Shareholders to file with the Commission under the Securities Act the Registration Statement with respect to the resale of the Shares from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the date on which the Selling Shareholders have sold all the Shares.

                              PLAN OF DISTRIBUTION

         All of the Shares offered hereby may be sold from time to time by the Selling Shareholders, or by pledges, donees, transferees or other successors in interest. The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions, through the writing of options on the Shares, or otherwise, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, a Selling Shareholder may, subject to certain limitations agreed with the Company, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sale and the Shares offered hereby may be used to cover such short sale. The Selling Shareholders may effect the above-mentioned transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Shareholders in connection with the offering of certain of the Shares by the Selling Shareholders. None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

         The Company has the right to suspend use of this Prospectus for a discrete period of time under certain circumstances.

         Including and without limiting the foregoing, in connection with distributions of the Common Stock, a Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Shareholder. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. A Selling Shareholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

         Any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to bear all expenses (other than selling commission and fees and certain expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

         There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered by them hereunder.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 60,000,000 shares of Common Stock, $.02 par value per share, and 3,000,000 shares of Series Preferred Stock, $.02 par value per share.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders, except that in elections of directors, shareholders are entitled to cumulate votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. The holders of Common Stock are entitled to receive ratably such dividends as are declared by the Company's Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Series Preferred Stock. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities of the Company and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Series Preferred Stock, upon conversion of debentures upon issuance and exchange, and upon exercise of warrants, will be, fully paid and nonassessable. As of March 31, 1997, there were approximately 16.5 million shares of Common Stock outstanding held of record by approximately 1005 shareholders.

SERIES PREFERRED STOCK

         The Company is authorized to issue 3,000,000 shares of Series Preferred Stock, par value $.02 per share. At April 1, 1997, 208,240 shares of Series 1 Preferred Stock, 5,167 shares of Series 2 Preferred Stock and 120,000 shares of Series 3 Preferred Stock were outstanding.

         If declared by the Company's Board of Directors, holders of Series 1 Preferred Stock are entitled to receive a cash dividend of $2.4375 per share, payable in semi-annual installments on June 1 and December 1. Dividends are cumulative. Each share of Series 1 Preferred Stock is convertible into approximately 1.14 shares of Common Stock, subject to adjustment in certain events. The Series 1 Preferred Stock is redeemable at the Company's option at certain redemption prices, initially $27.44 per share, reducing to $25.00 per share by 1999. The holders of Series 1 Preferred Stock have no voting rights, except in limited circumstances.

         The holders of Series 2 Preferred Stock are entitled to receive a dividend of 8% per year of the "Stated Value" ($100 per share) on a cumulative basis. Dividends shall be paid in cash or Common Stock, at the Company's option. Each share of Series 2 Preferred Stock is convertible into Common Stock at a conversion price equal to 83% of the average market price of the Common Stock for the five consecutive trading days ending one day prior to the date of conversion, subject to certain restrictions on conversion and adjustment in certain circumstances and subject to certain minimum and maximum conversion prices per share of Common Stock. The Series 2 Preferred Stock is redeemable by the Company at a price of $120.50 per share of Series 2 Preferred Stock, plus accrued and unpaid dividends. The holders of Series 2 Preferred Stock have no voting rights, except in limited circumstances.

         The holders of Series 3 Preferred Stock are entitled to receive a dividend of 7% per year of the "Stated Value" ($100 per share) on a cumulative basis. Dividends shall be paid in cash or Common Stock, at the Company's option. Each share of Series 3 Preferred Stock is convertible into Common Stock at a conversion price equal to 85% of the average market price of the Common Stock for the five consecutive trading days ending one day prior to the date of conversion, subject to certain restrictions on conversion and adjustment in certain circumstances and subject to certain minimum and maximum conversion prices per share of Common Stock. The Series 3 Preferred Stock is redeemable by the Company at formula prices. The holders of Series 3 Preferred Stock have no voting rights, except in limited circumstances.

         The Company's Board of Directors may, without further action by the Company's shareholders, issue additional Series Preferred Stock in one or more series and fix all the rights and preferences thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series.

WARRANTS

         As of March 31, 1997, the Company had 1,634,907 Common Stock purchase warrants outstanding that have been registered for resale with the Commission. Every four such warrants entitle the registered holder thereof to purchase one share of Common Stock at an exercise price of $5.3125. Such warrants are exercisable until April 25, 1998. Additionally, in conjunction with an agreement, the Company issued to Boehringer Ingelheim 625,000 warrants to purchase shares of the Company's Common Stock through September 11, 1997, of which 375,000 warrants have an exercise price of $21.12 per share and 250,000 warrants have an exercise price of $15.84 per share.

         The exercise price and, in some cases, the number of shares of Common Stock issuable upon exercise of the warrants will be appropriately adjusted in the event of stock splits, stock combinations, rights offerings or stock or other dividends involving the Common Stock. Fractional shares will not be issued upon exercise of the warrants and, in lieu thereof, a cash adjustment based on the fair market value of the Common Stock as reported on Nasdaq (or as reported on a national securities exchange, if applicable) on the date of exercise will be made. In case of any reclassification or capital reorganization, or in case of any consolidation or merger of the Company with or into another corporation or any sale, lease or transfer to another corporation of all or substantially all the assets of the Company, the holder of each outstanding warrant will have the right, upon subsequent exercise of a warrant, to purchase the kind and amount of shares of stock or other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale, lease or transfer by a holder of the number of shares of Common Stock that might have been received upon the exercise of such warrant immediately prior thereto, and the exercise price will be appropriately adjusted. The warrants do not confer on the holder any voting or preemptive rights, or any other rights as a shareholder of the Company.

ANTITAKEOVER PROVISIONS

         Certain provisions of the Company's Restated Articles of Incorporation and Bylaws, as well as the Washington Business Corporation Act, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of Series Preferred Stock with rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Series Preferred Stock issued in the future. The issuance of additional Series Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a party to acquire, or discourage a party from acquiring, a majority of the Company's outstanding voting shares.

         The Company adopted a Shareholders' Rights Plan intended to protect the rights of shareholders by deterring coercive or unfair takeover tactics. The Board of Directors declared a dividend to holders of the Company's Common Stock of one preferred share purchase right (the "Right") for each outstanding share of the Common Stock. The Right is exercisable 10 days following the offer to purchase or acquisition of beneficial ownership of 20% of the outstanding Common Stock by a person or group of affiliated persons. Each Right entitles the registered holder, other than the acquiring person or group, to purchase from the Company one-hundredth of one share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a price of $40, subject to adjustment. The Rights expire April 10, 2006. In lieu of exercising the Right by purchasing one one-hundredth of one share of Series A Preferred Stock, the holder of the Right, other than the acquiring person or group, may purchase for $40 that number of the Company's Common Stock having a market value of twice that price.

         The Company is also subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which, among other things, generally prohibits any "significant business transactions" within five years of the date a person acquires 10% or more of the outstanding voting shares of a Washington corporation unless the transaction or the acquisition is approved prior to the acquisition date by a majority of a corporation's then board of directors.

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock, the Series Preferred Stock and the Warrants is ChaseMellon Shareholder Services, LLC.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby has been passed upon for the Company by Perkins Coie, Seattle, Washington.

                                     EXPERTS

         The audited financial statements of the Company incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

================================================================================

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                              --------------------



                                                              PAGE

              Available Information.......................      2
              Incorporation of Certain Documents
                 by Reference.............................      2
              Risk Factors................................      3
              Dividends...................................      7
              Capitalization..............................      8
              Selling Shareholders........................      9
              Plan of Distribution........................     10
              Description of Capital Stock................     10
              Legal Matters...............................     13
              Experts.....................................     13











================================================================================




                                NEORX CORPORATION



                               3,303,027 SHARES OF
                                  COMMON STOCK








                               P R O S P E C T U S













                                __________, 1997












================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses of the registrant in connection with the issuance and distribution of the securities being registered (all amounts are estimated except the Securities and Exchange Commission registration fee).

Securities and Exchange Commission registration fee...........   $    4,254
Blue sky filing fees and expenses.............................        5,000
Legal fees and expenses.......................................       10,000
Accountants' fees and expenses................................        1,000
Miscellaneous expenses........................................          746
                                                                 ----------
         Total................................................   $   21,000
                                                                 ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Washington Business Corporation Act, Sections 23B.08.510 through 23B.08.570, gives the registrant the power to indemnify directors, officers, employees and agents of the registrant and those serving at the registrant's request in similar positions in any other corporation, partnership, joint venture, trust or other enterprise in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Restated Articles of Incorporation and Bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the maximum extent permitted by the Washington Business Corporation Act. In addition, the registrant has obtained directors' and officers' liability insurance.

ITEM 16.  EXHIBITS

   NUMBER    DESCRIPTION
   ------    -----------

    3.1(a) Restated Articles of Incorporation of the registrant, dated April 29, 1996*

    3.1(b) Articles of Amendment dated March 31, 1997 to Restated Articles of Incorporation**

    4.1 Form of Indenture dated as of June 1, 1989 between NeoRx Corporation and First Interstate Bank of Washington, N.A., as trustee***

    4.2 Statement of Rights and Preferences relating to Convertible Exchangeable Preferred Stock, Series 1, par value $.02 per share****

    4.3      Specimen Warrant Certificate+

    5.1 Opinion of Perkins Coie as to the legality of the securities being registered**

    23.1     Consent of Arthur Andersen LLP (included on page II-5)

    23.2 Consent of Perkins Coie (included in the opinion filed as Exhibit 5.1)

    24.1     Power of Attorney (see signature page)


----------
* Filed as an exhibit to the registrant's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

**       Filed herewith.

*** Filed as an exhibit to the registrant's Registration Statement on Form S-1 (Registration No. 33-28545) effective May 31, 1989 and incorporated herein by reference.

**** Filed as an exhibit to the registrant's Registration Statement on Form S-4 (Registration No. 33-33153) effective March 27, 1990 and incorporated herein by reference.

+ Filed as an exhibit to the registrant's Registration Statement on Form S-3 (Registration No. 33-60029) effective August 8, 1994 and incorporated herein by reference.

ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on April 14, 1997.

                               NEORX CORPORATION



                               By   /s/ Paul G. Abrams
                                 -----------------------------------------------
                                 Paul G. Abrams
                                 President, Chief Executive Officer and Director

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Richard L. Anderson as his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the 14th day of April, 1997 in the capacities indicated.

                 SIGNATURE            TITLE
                 ---------            -----
            /s/ Paul G. Abrams        President, Chief Executive Officer and Director
   -------------------------------    (Principal Executive Officer)
              Paul G. Abrams

          /s/ Richard L. Anderson     Senior Vice President, Chief Financial Officer,
   -------------------------------    Secretary and Treasurer (Principal Financial and
            Richard L. Anderson       Accounting Officer


            /s/ Fred B. Craves        Chairman of the Board of Directors
   -------------------------------
              Fred B. Craves

           /s/ James G. Andress       Director
   -------------------------------
             James G. Andress

            /s/ Jack L. Bowman        Director
   -------------------------------
              Jack L. Bowman

          /s/ Lawrence H.N. Kinet     Director
   -------------------------------
            Lawrence H.N. Kinet

         /s/ Carl-Heinz Pommer        Director
   -------------------------------
             Carl-Heinz Pommer

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 25, 1997 incorporated by reference in NeoRx Corporation's Form 10-K for the year ended December 31, 1996 and to all references to our firm included in this registration statement.

                                                             Arthur Andersen LLP

Seattle, Washington
April 14, 1997